AMENDMENT NO. 1

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

The Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2004, by and between A I M ADVISORS, INC., a Delaware corporation, and AIM Counselor Series Trust, a Delaware business trust, is hereby amended as follows:

WHEREAS, the parties desire to amend the Agreement to rename each INVESCO Fund by replacing “INVESCO” with “AIM”;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A”

FEE SCHEDULE TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM COUNSELOR SERIES TRUST

Portfolios	Effective Date of Agreement
AIM Advantage Health Sciences Fund	July 1, 2004

AIM Multi-Sector Fund	July 1, 2004

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: October 15, 2004

A I M ADVISORS, INC.

Attest:	/s/ Lisa A. Moss	By:	/s/ Mark H. Williamson
	Assistant Secretary		Mark H. Williamson
President

(SEAL)

AIM COUNSELOR SERIES TRUST

Attest:	/s/ Lisa A. Moss	By:	/s/ Robert H. Graham
	Assistant Secretary		Robert H. Graham
President

(SEAL)